EXHIBIT 10.1

May 31, 2007

As a preferred shareholder, investor, and partner in SpaceDev, we appreciate your continued support of our Company.  We have a lot going on here at SpaceDev, and as you have seen in the press, we have recently announced several major new programs and initiatives. We continue to work on interesting and exciting projects and proposals, and see real progress in the integration of our acquisition. Our ultimate goal is to create a real increase in shareholder value for our loyal and dedicated stockholders.

We are considering raising some additional working capital to fuel our growth and expansion.  We have several developmental programs that are now moving into production and need to support this growth as was projected by our business plan.  We have several ways to potentially accomplish this, but before turning to the outside and new participants, we thought that we would present you with a creative and potentially rewarding way to thank you for being an early stage supporter of our business. One of the things we are always concerned with is dilution.  In a growth company, such as ours, capital is needed, but in seeking it, we strive to minimize the number of shares and maximize the return for our current investors.

To that end, we would like to present to you, as someone who currently holds warrants, an added incentive for you to exercise some or all of your vested warrants.  This would bring some additional working capital into the Company and, at the same time, reduce the Company’s share overhang, which is one factor that we believe is limiting the Company’s market stock price.  The basis of this incentive is that we would likely have to provide a discount to the market price for any new external financiers, and our view is that we would prefer to offer a discount in the form of a value proposition to you first.

Our offer is that we are willing to discount the exercise price of your warrants by 20% from the current fair market value. Fair market value is defined as the weighted average of the closing prices for the twenty (20) trading days prior to the exercise of the warrant. This means that if you hold a warrant on 1,000 shares of SpaceDev common stock and the fair market value is $1.00 per share, we will reduce the exercise price of your warrants to $0.80 per share, replacing the original exercise price as defined in the warrant. This offer expires at 5:00PM (PDT) on June 15, 2007.

Although we hope you seriously consider this proposal, there is no requirement to exercise any or all of your vested warrants at this time, and there will be no penalty if you choose not to do so.  We are offering this primarily in appreciation for your continued support, and as a thank you and a reward.  However, the discount or subsidy may not be offered again and should be considered a one-time offer.  Also, be assured that if you do not participate in this program, your warrant terms and conditions will remain the same as they are now and SpaceDev will continue to honor all of its contractual commitments.

Please feel free to contact me directly if you have any questions on this potential transaction.

Best Regards,

SPACEDEV, INC.

Richard B. Slansky
President & Chief Financial Officer